ALLEGIANT TECHNOLOGIES INC.
                1500-609 Granville Street, Vancouver B.C. V7Y 1G5
                  Telephone: (604) 687-0888 Fax: (604) 687-0882


                                                            September 29, 1997

Trading Symbols:      Vancouver Stock Exchange:   AGH.U
                      OTC Bulletin Board:         ALGT


PRESS RELEASE


The Company has made agreements in principle, subject to receipt and acceptance of final documentation, to facilitate a reorganization of its capital as follows;

      Principals of the Company have agreed to surrender for cancellation 2,000,000 escrowed performance shares.

      The Company will seek approval for a four for one reverse split of its common stock and a change of name at a future meeting of its shareholders.

       The Company has agreed, subject to Vancouver Stock Exchange approval, to issue 3,600,000 shares of common stock at a deemed price of US$0.15 per share, post reverse split, and two year non-transferable warrants to purchase 283,333 shares of common stock, at US$0.15 per share in the first year and at US$0.1725 per share in the second year, in full settlement and satisfaction of debts of the Company amounting to US$540,000.

      The Company has agreed to pay, in cash, the approximate sum of US$172,000, on or about October 15, 1997, and deliver title to certain used computer equipment having a deemed value of US$28,000 in full settlement and satisfaction of debts of the Company in the approximate amount of US$672,000.

      The Company has arranged for the private placement of 1,400,000 Units at US$0.15 per Unit, post reverse split, for aggregate proceeds of US$210,000, subject to Vancouver Stock Exchange approval. Each Unit shall consist of one share of common stock and one two year non-transferable warrant to purchase one additional share of common stock at US$0.15 per share during the first year and at US$0.1725 per share during the second year. The proceeds of the private placement will be primarily used to fund the settlement of trade debts of the Company as described above, and for costs of the reorganization.

Upon completion of the private placement and the settlement of debts, Joel Staadecker and Leonard Petersen will resign from the Board of Directors of the Company and Joel Staadecker will resign as President and Chief Executive Officer of the Company. Mr. Steven Rothstein, Chairman of National Securities Corporation of Chicago Ill., has agreed to act as Chairman and Chief Executive Officer of the Company. A second person to be designated by Mr. Rothstein will also be appointed to the Board of Directors of the Company.

William McCartney will remain as a Director and Secretary of the Company.

The number of shares of the Company's common stock outstanding upon completion of the transactions described above, but before the exercise of warrants, is expected to be approximately 6.6 million, of which 5 million shares will have been issued to creditors and subscribers of the private placement.

Upon the settlement of debts as described above, the Company's liabilities will be reduced from an estimated US$1.5 million to an estimated US$288,000, exclusive of reserves and deferred revenues. Of this balance, US$108,000 is represented by a secured note that is due and payable to Steven Rothstein, a proposed director of the Company, and US$72,500 is represented by unsecured promissory notes issued in connection with the reorganization.

The Company recently closed its offices on Scranton Road in San Diego, CA, reduced the number of persons employed by the Company to four, excluding senior management and directors, and relocated its head office to Suite 1500, 609 Granville Street, Vancouver, B.C., Canada, V7Y 1G5. The Company's operations personnel remain domiciled in California.

None of the proceeds of the private placement will be used to fund ordinary business operations and as a consequence it is expected that sales of the Company in the immediate future will continue to be adversely affected. It is also expected that new management will make a determination regarding the continuance of the existing business operations over the ensuing months.


----------------------------
Bill McCartney, Director

The Vancouver Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this press release.